                                                                      EXHIBIT 12


                            FINGERHUT COMPANIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                         Six Months Ended                  Fiscal Year Ended
                                        ------------------  ------------------------------------------------
                                        June 28,  June 30,  Dec. 29,  Dec. 30,  Dec. 31,  Dec. 25,  Dec. 27,
                                          1996      1995      1995      1994      1993      1992      1991
                                        --------  --------  --------  --------  --------  --------  --------
Earnings before income taxes                $148   $18,545   $76,306   $70,926  $111,879   $93,930   $81,398

Add:
  Fixed charges:
    Interest on indebtedness, and
      amortization of debt expense,
      including amounts capitalized       17,188    13,589    29,353    25,711    34,852    33,987    25,016
    Interest factor of rental expense      5,995     6,349    12,865    13,279    13,027    11,375     8,603
                                        --------  --------  --------  --------  --------  --------  --------
        Total fixed charges               23,183    19,938    42,218    38,990    47,879    45,362    33,619

Deduct:
  Capitalized interest                     1,592       802     2,233       -         -         451       750
                                        --------  --------  --------  --------  --------  --------  --------
Total available earnings                 $21,739   $37,681  $116,291  $109,916  $159,758  $138,841  $114,267
                                        --------  --------  --------  --------  --------  --------  --------
                                        --------  --------  --------  --------  --------  --------  --------

Ratio of earnings to fixed charges            (a)     1.89      2.75      2.82      3.34      3.06      3.40


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(a)  For the six months ended June 28, 1996, earnings were insufficient to cover fixed charges by $1.4 million.